Exhibit 10.5

EMPIRE ENERGY GROUP LIMITED

ACN 002 148 361

IMPERIAL RESOURCES LLC

and

ENERGYCAP PTY LTD

ACN 601 893 109

and

BRUCE WILLIAM MCLEOD

AMENDED AND RESTATED

CONSULTANCY SERVICES DEED

THIS DEED is made this 19th day of September 2014.

BETWEEN:

EMPIRE ENERGY GROUP LIMITED ACN 002 148 361 and any Related Body Corporates of the Company including Imperial Resources, LLC (“Imperial”), each of Level 7, 151 Macquarie Street, Sydney, NSW 2000, Australia (“Company”)

and

ENERGYCAP PTY LTD ACN 601 893 109 of Level 7, 151 Macquarie Street, Sydney, NSW 2000, Australia (“Consultant”)

and

BRUCE WILLIAM MCLEOD of 28 Rhodes Ave, Naremburn, NSW 2065, Australia (“Employee”)

RECITALS:

A.	The Company is listed on the ASX and Imperial is intended to be listed on the NASDAQ Capital Market.

B.	The Company and certain Related Body Corporates is involved in oil and gas exploration and production, mineral exploration, investment and technology development.

C.	The Company has engaged the Consultant to provide certain managerial, operational and technical expertise and know-how to the Company certain Related Body Corporates in relation to the Business and to procure the services of the Employee.

THE PARTIES TO THIS DEED COVENANT AND AGREE as follows:

1.	DEFINITIONS & INTERPRETATION

1.1.	In this deed:

“Annual Fee” means $796,000 (excluding GST) per annum, which includes the Annual Inventive Payment, or such greater amount approved by either the Company or under the terms of this agreement;

“Annual Incentive Payment” means up to $398,000 as calculated by the Annual Incentive Plan (“AIP”), Attachment A to this deed, or any other additional incentive as approved by either the Company and Imperial or under the terms of this agreement;

“ASX” means the Australian Securities Exchange as administered by Australian Securities Exchange Limited;

“Board” means the board of directors of the Company;

“Business” means the business of oil and gas, mineral exploration, investment and technology development (and all related and ancillary activities) conducted by the Company or a Group Company from time to time;

“Commencement Date” means the 1 January 2013, with deed amended on 19 September 2014;

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“Confidential Information” means all Information disclosed or otherwise made available by the Company or a Group Company to the Consultant or the Employee, including:

(a)	information which is regarded by the Company as confidential or can reasonably be inferred to be confidential from the circumstances in which it is disclosed;

(b)	proprietary or confidential information of a third party to whom the Company or any Group Company owes an obligation of confidentiality;

(c)	information to the extent derived or produced partly or wholly from such information including any calculation, conclusion, summary or computer modelling; and

(d)	trade secrets or information which is capable of protection at law or equity as confidential information or is otherwise confidential in nature,

whether the information was disclosed or created before, on or after the date of this deed;

“Corporations Act” means the Corporations Act 2001 (Cth);

“CPI” means the consumer price index published by the Australian Bureau of Statistics for the Commonwealth of Australia (All Groups Index Numbers) for Sydney or if that index is suspended or discontinued, the index substituted for it by the Australian Statistician;

“Exceptional Event Payment” means a payment determined in accordance with the Exceptional Payment Event Schedule.

“Exceptional Event Payment Schedule” means the schedule to this deed.

“Group Company” means any Related Body Corporate of the Company;

"GST and GST Law" means each have the meanings given to them in A New Tax System (Goods and Services Tax) Act 1999 (Cth);

“Initial Consultant Fee” means the fee payable to the Consultant at the Commencement Date, which must be equal to or greater than 50% of the Annual Fee, and may be changed, in writing, by the Company, Imperial and the Consultant at any time;

“Information” means any information whatsoever regardless of its material form including data contained in documents, books, records or stored electronically or in writing or by any other means, whether such information exists at the commencement of the Term or comes into existence during the Term in relation to the business, operations, technology or other affairs of the Company or any Group Company and including:

(a)	details of employees, policies, procedures, manuals, handbooks, contracts and agreements, forms designed, created or purchased by the Company or any Group Company, financial information, strategic information, information about current and future projects;

(b)	business plans, activities and/or operations of the Company, any Group Company or any third party with which any of them deal;

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(c)	the terms of this deed;

(d)	any Intellectual Property Rights belonging to the Company;

(e)	developments relating to existing and/or future developments, business opportunities and client or customer lists or business practices; and

(f)	all other matters relating to internal or external operations or plans;

"Insolvency Event" means the happening of any of these events in relation to a person:

(a)	an application is made to a court for an order (and is not stayed, withdrawn or dismissed within 7 days) or an order is made that the person be wound up; or

(b)	an application is made to a court for an order appointing a liquidator or provisional liquidator in respect of that person (and is not stayed, withdrawn or dismissed within seven days) or one of them is appointed, whether or not under an order; or

(c)	except to reconstruct or amalgamate while solvent on terms approved by the other parties, the person enters into, or resolves to enter into, a scheme of arrangement, deed of arrangement or composition with, or assignment for the benefit of, all or any class of its creditors, or it proposes a reorganisation, moratorium or other administration involving any of them; or

(d)	the person resolves to wind itself up, or otherwise dissolve itself, or gives notice of intention to do so, except to reconstruct or amalgamate while solvent on terms approved by the other party or is otherwise wound up or dissolved; or

(e)	the person is or states that it is unable to pay its debts when they fall due; or

(f)	the person fails or is taken to have failed to comply with a statutory demand as a result of the operation of section 459F(1) of the Corporations Act; or

(g)	the person is, or makes a statement from which it may be reasonably deduced that the person is, the subject of an event described in section 459C(2)(b) or section 585 of the Corporations Act; or

(h)	the person takes any step to obtain protection or is granted protection from its creditors under any applicable legislation or an administrator is appointed to the person; or

(i)	a person becomes an insolvent under administration as defined in section 9 of the Corporations Act or action is taken which could result in that event; or

(j)	anything analogous or having a substantially similar effect to any of the events specified in paragraphs (a) to (i) of this definition (inclusive) happens under the law of any applicable jurisdiction;

“Intellectual Property Rights” means all intellectual property rights of whatever nature including all rights conferred under statute, common law or equity, including all copyrights, patent rights, trade mark rights (including any goodwill associated with those trade mark rights), design rights and trade secrets and all other intellectual property as defined in article 2 of the convention establishing the World Intellectual Property Organisation 1967;

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“Related Body Corporate” has the meaning given to that term in the Corporations Act; and specifically includes Imperial.

“Services” means the services to be discharged by the Consultant supplying the Employee to undertake all functions, duties, management roles and authorities which the Company or Imperial would require of a person engaged to act as an executive director of the Company or Chief Executive Officer of Imperial and includes such other services as the Board or the Board or Manager of Imperial as the case may be, acting reasonably, may request; and

“Term” means the term of this deed as determined in accordance with clause 4.

1.2.	In this deed unless the context otherwise requires:

(a)	words importing the singular include the plural and vice versa;

(b)	words importing any gender include the other gender;

(c)	references to persons include individuals, trusts, joint ventures, government agencies, associations, corporations and other bodies corporate;

(d)	references to a person include the legal personal representatives, successors and assigns of that person;

(e)	the words 'such as', 'including', 'particularly' and similar expressions are not used as, nor are intended to be, interpreted as words of limitation;

(f)	references to a party includes its successors and permitted assigns;

(g)	references to a monetary amount is in Australian dollars;

(h)	a reference to a statute, ordinance, code or other law includes regulations and other statutory instruments under it and consolidations, amendments, re-enactments or replacements of any of them (whether of the same or any other legislative authority having jurisdiction);

(i)	references to this deed include this deed as varied, amended or replaced, from time to time; and

(j)	references to writing include any mode of representing or reproducing words in tangible and permanently visible form, and includes facsimile transmission.

1.3.	The headings in this deed do not affect its interpretation.

1.4.	In the interpretation of this deed no rules of construction apply to the disadvantage of one party because that party was responsible for the preparation of this deed or any part of it.

2.	TERMINATION OF FORMER CONSULTANCY ARRANAGEMENT

2.1.	The parties acknowledge and agree that this deed terminates and supersedes all previous consulting agreements or arrangements between the parties on an from the Commencement Date but nothing in this deed is intended to discontinue the tenure of:

(a)	the Consultant’s engagement by the Company or Imperial; or

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(b)	the Employee’s employment with the Consultant, in relation to the provision of services similar to the Services, which commenced on 21 May 1996.

2.2.	Termination of any previous consulting agreements or arrangements between the parties does not extinguish or otherwise affect any rights of any party against any other which:

(a)	arose or occurred prior to the time at which termination was deemed to occur; or

(b)	otherwise relate to or arise at any future time from any breach or non-observance of obligations under such previous agreement or arrangement which arose prior to the time at which termination occurred.

3.	SERVICES

3.1.	In consideration of the Company paying the Annual Fee, the Consultant must perform or cause to be performed for the Company and Imperial all the Services and for this purpose it must make available the Employee to act as Executive Chairman of the Company and Chief Executive Officer of Imperial.

3.2.	Without limiting the manner in which the Consultant must provide the Services pursuant to this deed, the Consultant must as a material term and condition of this deed:

(a)	ensure that the Employee and Imperial is retained by the Consultant in order to provide the Services to the Company throughout the Term; and

(b)	rely upon, seek the advice of and procure the assistance of the Employee whenever necessary, in order to ensure that the Services are provided to the Company and Imperial in the manner required by the provisions of this deed.

3.3.	The Consultant, for the purposes of discharging its responsibilities, duties and functions under this deed must procure and make available the services of the Employee during the Term for a sufficient number of hours per week (during normal Business hours) as are required to provide the Services.

3.4.	The parties acknowledge that the Consultant may subcontract out some or all of the Services with the Company's written consent (such consent not to be unreasonably withheld).

3.5.	It is expected that the Consultant will apply at least 75% of his time and efforts to the business and operations of Imperial.

4.	TERM

4.1.	Subject to clauses 4.2 and 16, the Term will be a period of 60 months commencing on the Commencement Date.

4.2.	Subject to clause 16, the Term will be extended for a period or successive periods of 12 months unless and until the Company or Imperial, only with respect to itself, gives the Consultant not less than 3 months' written notice of its intention not to extend the Term.

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5.	ELECTION AS DIRECTOR

5.1.	The Employee has been duly elected a director and appointed as the Executive Chairman of the Company (i) in accordance with the Company’s Constitution and (ii) duly appointed by the Chief Executive Officer of Imperial in accordance with the Operating Agreement thereof. The Employee’s position will continue only as long as:

(a)	the Employee is employed by the Consultant;

(b)	the Consultant is engaged by the Company or Imperial as the case may be, under this deed; and

(c)	the Employee is willing to so act.

5.2.	The Employee may only exercise his powers as a director of the Company in the course of providing the Services.

6.	OTHER APPOINTMENTS

6.1.	Subject to clause 11.3and the prior approval of the Board, the Employee may act as a director or hold other office with such other companies or undertakings as from time to time and during such times as the Employee sees fit. The Consultant will be entitled to retain for his own benefit all fees and emoluments of or associated with all those directorships and other offices.

6.2.	For as long as this deed continues in effect, the parties acknowledge that the Company may procure the Consultant’s appointment as a consultant to all Group Companies on the same terms and conditions as this deed (as they may be varied by agreement between the Consultant and each other contracting party).

7.	REMUNERATION

7.1.	(Annual Fee) In consideration of the obligations undertaken by the Consultant under this deed, in accordance with clause 7.9, the Company and Imperial must pay the Consultant at least 50% of the Annual Fee in 12 monthly instalments in arrears. At the Commencement Date the Initial Consultant Fee shall be 50% of the Annual Fee.

7.2.	(Annual Incentive Payment) Subject to adjustments set out in clause 7.5 and to the extent permitted by law and the ASX Listing Rules (“Maximum Amount”), the Consultant will also be entitled to some or all of the Annual Incentive Payment on an annual basis, or at an interim date during the year if this deed is terminated (calculated on the last business day prior to the termination date), on the achievement of appropriate milestones as determined (and communicated in writing to the Consultant) by the Company from time to time.

7.3.	(Exceptional Event Payment) Subject to the extent permitted by law and the ASX and NASDAQ Listing Rules, the Company and Imperial must pay the Consultant an Exceptional Event Payment when required under and in accordance with the terms of the Exceptional Event Payment Schedule.

7.4.	(No double payments) Where in any calendar year the Consultant receives an Exceptional Event Payment and:

(a)	in addition an Annual Incentive Payment with both being calculated on the same event and if aggregated, the combined payment exceeds the Maximum Amount, then the Annual Incentive Payment will be proportionally reduced by any amount above the Maximum Amount. (For clarity, if the Exceptional Event Payment is equal to, or greater than the Maximum Amount, then the full amount of the Exceptional Event Payment would only be payable).

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(b)	for events other than those on which the Exceptional Event Payment is calculated, an Annual Incentive Payment will be payable, calculated by Parts B, C & D only of Attachment A of this deed.

7.5.	(Annual Fee and Annual Incentive Payment adjustments) The Company and Imperial:

(a)	will review the Annual Fee and maximum Annual Incentive Payment which may be paid under clause 7.2 so that for the next ensuing twelve (12) month period such respective amounts will be increased by the greater of 5% or the percentage increase in the CPI since the immediately preceding Annual Fee or Annual Incentive Payment review date (or, in the case of the first Annual Fee or Annual Incentive Payment review date, since the Commencement Date) (as the case may be); and

(b)	notwithstanding paragraph (a), the Company and Imperial may from time to time increase (but not decrease without the Consultant's prior written consent) the value of the Annual Fee and the maximum Annual Incentive Payment which may be paid under clause 7.2.

7.6.	(Expenses):

(a)	The Company and Imperial, as the case may be, must reimburse the Consultant for all reasonable corporate related out-of-pocket expenses properly incurred by the Consultant and/or Employee in the performance of the Services including, without limitation, travel and accommodation expenses incurred in accordance with the Company’s approved travel policy and other general expenses incurred by the Consultant and/or Employee in connection with the Services.

(b)	All expenses incurred by the Consultant or the Employee must be pre-approved by the Company or Imperial as the case may be, or will be deemed to be approved where part of an existing approved expense of an ongoing project.

(c)	The Consultant must seek payment from the Company or Imperial as the case may be for all expenses by submitting a claim monthly in arrears and accompanied by adequate records documenting the expense. All valid claims must be paid by the Company or Imperial within 14 days of presentation.

7.7.	The Company and Imperial, as the case may be, acknowledge that the Consultant may be rewarded for bringing benefits to the Company or Imperial as the case may be, which are beyond the scope of services required to be provided by the Consultant pursuant to this deed.

7.8.	In consideration of the payments to be made to the Consultant under this deed, the Employee acknowledges and agrees that he is not entitled to any salary or other remuneration from the Company or Imperial as the case may be (other than any statutory entitlements) and waives all rights to any such remuneration.

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7.9.	All payments of the Annual Fee and the Annual Incentive Payment shall be paid 75% by Imperial and 25% by the Company.

8.	OWNERSHIP OF INTELLECTUAL PROPERTY

8.1.	The parties agree that the Company or Imperial, as the case may be owns all Intellectual Property Rights generated as a result of the performance of the Services on creation (including partial creation), regardless of whether the Intellectual Property Rights arise before or during the Term or after termination.

8.2.	Notwithstanding clause 8.1, if any Intellectual Property Rights generated during the course of performing the Services are or become owned by the Consultant or the Employee (by operation of law or otherwise) then each of the Consultant and/or the Employee (as the case may be):

(a)	holds such Intellectual Property Rights on trust for the Company or Imperial, as the case may be; and

(b)	at the request of the Company or Imperial, as the case may be must unconditionally assign all such Intellectual Property Rights to the Company or Imperial, as the case may be and execute all documents and do anything necessary to give effect to this assignment.

8.3.	The Consultant and the Employee each hereby provides its irrevocable consent to the Company and Imperial in respect of any moral rights (as defined in the Copyright Act 1968 (Cth)) comprised in any Intellectual Property Rights generated during the course of performing the Services so that the Company or Imperial, as the case may be can use and amend such Information as it sees fit.

9.	MOTOR VEHICLE

9.1.	During the Term, the Company must provide to the Consultant a fully maintained motor vehicle for the sole use of the Employee or the Consultant for the purpose of carrying out the Services.

9.2.	The Company is responsible for any fringe benefits tax arising from any fringe benefit provided by the Company to the Consultant under this deed.

10.	PERFORMANCE

10.1.	Nothing in this deed will be construed as authorising the Company or Imperial, as the case may be or any person on its behalf to direct the Consultant or the Employee as to the manner in which the Services are to be performed.

10.2.	The parties acknowledge that the Consultant and the Employee perform the Services as independent contractors and not as employees of the Company or Imperial, as the case may be. This deed and any other contract arising as a result of this deed will be properly construed as a contract for services and not an employment contract and the parties declare that neither or any of them have the intention to create an employment contract between the Company or Imperial, as the case may be and the Consultant or between the Company or Imperial, as the case may be and the Employee.

10.3.	The Consultant and the Employee must not assign this deed or sub-contract the Services or otherwise sub-let any or all of the obligations and benefits under this deed without the written approval of the Company or Imperial, as the case may be.

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10.4.	Any taxes, levies, imposts, deductions, charges, withholding and duties imposed by any authorities on any matter relating to or connected with the Annual Fee is for the account of the Consultant or the Employee.

11.	THE CONSULTANT’S COVENANTS

11.1.	The Consultant hereby covenants with the Company and Imperial (and will ensure that the Employee complies with the following as appropriate):

(a)	with due care, diligence, skill and punctuality to duly observe and perform all and singular the covenants, terms and conditions on the part of the Consultant contained or implied in this deed;

(b)	as an inducement to the Company and Imperial to enter into this deed, and as a material condition of this deed, to make available to the Company and Imperial the Employee, and to procure that the Employee devotes such amount of his working time and attention and skill to the affairs of the Company and Imperial as is necessary for the Consultant to duly and punctually discharge its obligations in this deed;

(c)	to protect and promote the Company’s and Imperial’s interests in all things to the best of the Consultant’s skill, ability and judgement;

(d)	to protect the Company's and Imperial’s Confidential Information and Intellectual Property Rights;

(e)	to obey and conform to all reasonable lawful orders and directions of the Board as from time to time may be given;

(f)	not to pledge the credit of the Company or Imperial except as is necessary to discharge its obligations under this deed or to the extent that it may be specifically authorised so to do by the Company or Imperial from time to time;

(g)	not to at any time either directly or indirectly deal with stock, supplies, money or credits from time to time belonging or owing to the Business for its own use or benefit;

(h)	to conduct all business and administrative aspects of the Business in all respects on behalf of and in the name of the Company or Imperial and not in its own name;

(i)	not to do or suffer any act or thing whereby the Business or any of the assets of it or any other property of the Business or of the Company or Imperial may become liable to be seized in execution, charged or affected or whereby the interests of the Business or the Company or Imperial may be prejudicially affected or impaired;

(j)	to assume and exercise the powers and carry out the duties appropriate to its engagement as may from time to time be assigned to the Consultant by the Board and the Consultant must at all times promote, develop and extend the Business and interests of the Company or Imperial and do all things within the Consultant’s power to enhance and extend the prosperity, business and reputation of the Company or Imperial;

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(k)	to show the utmost good faith and devote its full attention to the Business and to the affairs of the Company or Imperial and must use its best endeavours to promote develop and extend the Business and the interests of the Company or Imperial generally and must diligently obey and observe all lawful directions of the Company or Imperial;

(l)	not to hold out that it binds the Company or Imperial except in the course of providing the Services;

(m)	to comply with all of the Company's and Imperial’s applicable policies and procedures; and

(n)	to at all times comply with the companies and securities laws of Australia including, without limitation, the Corporations Act and the ASX Listing Rules and all laws applicable to Imperial.

11.2.	The Consultant warrants that the Employee is ordinarily engaged by the Consultant for the performance of duties of a similar nature to that for which his services are required by the Company and Imperial, and the Consultant warrants the skill and ability of the Employee to carry out the duties required of him by the Company.

11.3.	The Consultant will not and must ensure the Employee will not during the Term without the prior written consent of the Company and Imperial (which consent must not be unreasonably withheld) be directly concerned either alone or jointly with or as an employee, director or manager in any business, undertaking or activity which:

(a)	competes or may reasonably be expected to compete with the Business or any reasonably anticipated future business of the Company and Imperial; or

(b)	may cause the Consultant or the Employee to fail to promptly and diligently discharge the duties, obligations and responsibilities imposed on the Consultant or the Employee under the terms of this deed.

11.4.	Nothing in clause 11.3 will prevent the Consultant or the Employee from holding or acquiring shares, options or securities of any description, personal investment in any company or trust, unless the holding of those shares or securities is inconsistent with the objects of this clause or creates or may create a conflict between the interests of the Consultant and or the Employee and interests of the Company and Imperial.

12.	FURTHER COVENANTS

12.1.	The Employee hereby covenants, undertakes and agrees with the Company and Imperial as an inducement to the Company and Imperial to enter into this deed and also as a material condition of this deed that:

(a)	he is and will remain an employee of the Consultant throughout the Term; and

(b)	he will devote sufficient working time and attention and skill to the affairs of the Company and Imperial as is necessary for the Consultant to duly and punctually provide the Services and discharge its obligations under this deed.

12.2.	Each of the Consultant and the Employee agree, as separate covenants in favour of the Company, and the Consultant agrees that it must ensure that:

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(a)	without the prior written consent in writing of the Company and Imperial with respect to activities arising after the date of this deed, the Employee will not during the Term:

(i)	carry on business either alone or in partnership; or

(ii)	be directly employed or actively involved in any trade business or occupation whatsoever except as an employee, officer, agent or consultant of the Consultant in the performance of the Services,

where	such activities directly compete with the activities of the Company or any Group Company;

(b)	the Employee must not accept any payment or other benefit in money or in kind from any person (other than the Company, Imperial or the Consultant) as an inducement or required for any act or forbearance or in connection with any matter or business transacted by or on behalf of the Company or any Group Company; and

(c)	the Employee will not during the Term of this deed use or disclose to any person any Information concerning this deed or relating directly to the Services or the operations of the Company or Imperial except as required to perform the Services and in accordance with this deed.

13.	THE COMPANY’S COVENANTS

The Company hereby covenants with the Consultant:

(a)	to duly and punctually observe and perform all and singular the covenants, terms and conditions on the part of the Company contained or implied in this deed or under applicable Australian law;

(b)	to give any reasonable assistance and do all things as reasonably requested by the Consultant as is necessary to enable the Consultant to carry out its obligations and powers hereunder; and

(c)	to furnish to the Consultant all pertinent data and information available to the Company without charge and within a reasonable time and give such assistance as is reasonably be required by the Consultant or the Employee for the carrying out of the Services.

14.	INDEMNITY

14.1.	With effect from the Commencement Date and to the maximum extent permitted by law, the Company agrees to indemnify and keep indemnified:

(a)	the Consultant against any liability incurred by the Consultant arising out of or in connection with the performance of its obligations under this deed, unless the liability arises as the result of the gross negligence of the Consultant;

(b)	the Employee against liability to a person other than the Company or a Group Company, incurred whether directly or indirectly by the Employee as an officer of the Company or any Group Company, unless the liability arises out of conduct of the Employee involving a lack of good faith; and

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(c)	the Consultant and the Employee against liability for costs and expenses incurred by the Consultant or the Employee in the course of providing the Services:

(i)	in defending proceedings, whether civil or criminal, in which judgment is given in favour of the Consultant or the Employee or in which the Consultant or the Employee is acquitted; or

(ii)	in connection with an application in relation to those proceedings in which the Employee is granted relief by a Court under the Corporations Act.

13.2	It is not necessary for the Consultant or the Employee to incur expense or to make payment before enforcing any right of indemnity under this deed.

15.	INSURANCE

15.1.	The Company will during the Term effect a directors’ and officers’ insurance policy in respect of the Employee’s tenure as a director of the Company.

16.	TERMINATION

16.1.	This deed may be terminated as follows:

(a)	if:

(i)	the Employee commits any act of dishonesty or fraud in relation to the Services;

(ii)	the Employee commits any serious misbehaviour or breach of duty connected with the performance of the Services;

(iii)	the Employee or the Consultant suffers an Insolvency Event or is declared bankrupt (as the case may be);

(iv)	the Consultant materially defaults in the performance of any of its obligations under this deed, which default is incapable of remedy or which is not remedied within twenty eight (28) days of the Company having served upon the Consultant a notice of default identifying the default and requesting that it be remedied; or

(v)	the Employee or Consultant engages in wilful misconduct or acts in a manner which is grossly negligent or incompetent in the performance of the Services,

then each of the Company and Imperial may forthwith terminate this deed with respect to itself effective immediately upon serving the Consultant with written notice of termination;

(b)	if the Company, Imperial and the Consultant decide by mutual agreement to terminate this deed, upon the agreed date of termination;

(c)	if the Consultant gives to the Company and Imperial three (3) months' notice (or such other period as the parties may agree) in writing of the termination of this deed under this clause (and does not otherwise give a notice under clauses 16.1(d) or 16.1(e)), termination will occur upon either:

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(i)	expiry of the three (3) month period of notice (during which time the Services must continue to be performed under this deed); or

(ii)	the payment of three (3) months' Annual Fee in lieu of the worked period of notice provided for in paragraph (i) above;

(d)	if the Employee is in ill health as certified by a medical practitioner for a continuous period of ninety (90) days, or is totally and permanently incapacitated or dies, or retires on giving to the Company, Imperial and the Consultant not less than six (6) months' notice at any time after having attained the age of 55 years, then the Company, Imperial or the Consultant may forthwith terminate this deed by serving the other with written notice of termination;

(e)	if the composition of the Board as at the Commencement Date changes without the written agreement or approval of all members of the Board or if the Employee is removed as a director of the Company by shareholders then the Consultant may forthwith terminate this deed by serving the Company with written notice of termination within thirty (30) days of such change or removal;

(f)	if:

(i)	an Insolvency Event occurs in relation to the Company or Imperial; or

(ii)	the Company or Imperial is in breach of any regulation of any government or regulatory authority which breach remains unremedied after twenty eight (28) days' notice thereof is given by the Consultant to the Company or Imperial;

(iii)	the Company or Imperial by any act or omission frustrates the provisions and purposes of this deed; or

(iv)	the Company or Imperial defaults in the performance of any of its obligations under this deed and fails to remedy such default within twenty eight (28) days after service of a notice of default by the Consultant identifying the default and requesting that it be remedied, then the Consultant may terminate this deed with respect to such entity effective immediately upon serving the Company or Imperial with written notice of termination.

16.2.	For the avoidance of doubt, the parties expressly acknowledge that this deed will not terminate upon the Employee ceasing to be a director of the Company PROVIDED THAT upon such event happening the Consultant agrees to thereafter undertake for the benefit of the Company such services as the Board determines in substitution of the Services.

16.3.	On termination of this deed the Consultant will forthwith deliver to the Company or Imperial all Information or property of the Company and any Group Company including without limitation, documents, papers, materials, credit cards, and other property (intellectual or otherwise) which may then be in its possession or under its power or control.

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17.	CONSEQUENCES OF TERMINATION

17.1.	Termination of this deed by the Company, Imperial or the Consultant will be effective from the relevant date specified in clause 16.1 from which time neither party has any claim against the other whether at law or in equity save for antecedent breaches or accrued liability under this deed.

17.2.	In consideration of this deed the Company, Imperial and the Consultant agree that:

(a)	upon termination of this deed under clause 16.1(a) by the Company and Imperial, the Company and Imperial will pay to the Consultant within seven (7) days of the date of termination an amount equal to the aggregate unpaid Annual Fee and any other amounts owed under clause 7 accrued to the date of termination;

(b)	upon termination of this deed under either of clauses 16.1(b) or 16.1(c), the Company will pay to the Consultant within seven (7) days of the date of termination a sum equal to the aggregate of the then current Annual Fee, any unpaid Annual Fee in respect of the relevant calendar year, and any other amounts owed under clause 7 accrued to the date of termination;

(c)	upon termination of this deed under any of clauses 16.1(d), 16.1(e) or 16.1(f), the Company will pay to the Consultant within seven (7) days of the date of termination:

(i)	a sum of money (which is to be by way of genuine payment by lump sum payment in respect of past services rendered by the Consultant to the Company under any previous consulting arrangement, this deed or otherwise) which is to be equal to the maximum sum calculated in accordance with section 200G(3) of the Corporations Act as if as at the date of termination the Consultant was an employee of the Company; and

(ii)	an amount equal to the aggregate of any unpaid Annual Fee and any other amounts owed under clause 7 accrued to the date of termination; and

(iii)	an amount equal to the aggregate of any unpaid Annual Incentive Payment and any other amounts owed under clause 7 accrued to the date of termination.

17.3.	No payment will be made under clause 17.2 if it would result in a contravention of a limit prescribed by any statute or rules. If a termination benefit becomes payable under this deed which would contravene any statute or rules then such benefit will be reduced (pro rata to the termination amounts payable thereunder) to the minimum extent necessary to meet the prescribed limit.

18.	CONFIDENTIALITY

18.1.	Subject to clause 18.2, each of the Consultant and the Employee:

(a)	must keep confidential all Confidential Information;

(b)	may only use any Confidential Information for the purpose of providing the Services or otherwise with the prior written consent of the Company or Imperial, as the case may be;

Exhibit 10 5 - Form of Consultancy Services.doc	14

(c)	must not copy any document that contains Confidential Information or otherwise record or reproduce the Confidential Information in any material form except as is strictly necessary for the purpose of this deed or otherwise with the consent of the Company or Imperial, as the case may be;

(d)	acknowledges that it has no proprietary rights, title or interest in, and will not acquire any licence, rights, title or interest in, the Confidential Information of the Company or Imperial, as the case may be;

(e)	following a request by the Company or Imperial, as the case may be, or when the Confidential Information is no longer required for the purpose of the Consultant performing its obligations or exercising its rights under this deed, must immediately return (or otherwise destroy) all Confidential Information belonging to the Company or Imperial, as the case may be and certify that no Confidential Information of the Company or Imperial, as the case may be, is retained; and

(f)	acknowledges and agrees that a breach of this clause 18 may cause the Company or Imperial, as the case may be, irreparable damage for which monetary damages would not be an adequate remedy. Accordingly, in addition to other remedies that may be available, the Company or Imperial, as the case may be, may seek and obtain an injunctive relief against such a threatened breach.

18.2.	The obligations in clause 18.1 do not apply:

(i)	to the extent necessary to enable the Consultant or the Employee to make any disclosure required by law or to defend either of themselves in any proceedings taken against them;

(ii)	to the extent the Consultant or Employee can demonstrate it was already known to either of them as at the time of the disclosure of the Confidential Information;

(iii)	to the extent the Confidential Information was provided to the Consultant or the Employee by a third party, provided that the source of such information was not known by the Consultant or the Employee to be subject to an obligation of confidence to the Company or Imperial, as the case may be, in respect of the information;

(iv)	to the extent the Confidential Information was developed independently by the Consultant or the Employee without violating the terms of this deed;

(v)	to the extent it is necessary to disclose Confidential Information to a third party to enable the Consultant or the Employee to perform its obligations under this deed, having first ensured that the third party agrees to keep the Confidential Information confidential on terms at least as restrictive as set out in this clause;

(vi)	to any disclosure consented to by the Company or Imperial, as the case may be, (such consent not to be unreasonably withheld); or

(vii)	where a portion of the Confidential Information has entered the public domain other than as a result of a breach by the Consultant or the Employee of this deed, to that portion of the Confidential Information that has entered into the public domain.

Exhibit 10 5 - Form of Consultancy Services.doc	15

18.3.	For the purposes of clause 18.2(vi), the consent of the Company or Imperial, as the case may be, will be deemed to be unreasonably withheld if the consent of the Company or Imperial, as the case may be, is sought and withheld in respect of any trade secrets, secret or confidential operations, processes or dealings or any information concerning the organisation, business, finances, transactions or affairs of the Company or Imperial, as the case may be, which are or is in the possession of any third party or parties otherwise than due to disclosure thereto by the Consultant or the Employee.

18.4.	This clause 18 survives termination of this deed.

19.	GST

19.1.	Interpretation

Terms defined in the GST Law have the same meaning when used in this clause.

19.2.	Payments GST exclusive

Unless otherwise stated in this deed, all payments to be made, and other consideration to be provided, for supplies made under this deed exclude GST.

19.3.	Tax invoice

If GST is payable on a supply made under this deed:

(a)	the supplier must provide to the recipient a tax invoice for the supply complying with the GST Law;

(b)	despite any other provision of this deed, the recipient will not be obliged to pay for the supply unless and until the recipient has received the tax invoice; and

(c)	when the recipient is obliged to pay for the supply, the recipient must also pay to the supplier an amount equal to the GST payable by the supplier on the supply.

19.4.	Adjustment events, if:

(a)	there is an adjustment event in relation to a supply; or

(b)	the Australian Commissioner of Taxation lawfully adjusts the value of a supply for the purpose of calculating GST; and

(c)	that results in the amount of GST payable by the supplier on the supply being different from the amount of GST previously recovered by the supplier from the recipient under clause 19.3,

the supplier must promptly provide to the recipient an adjustment note for the amount in question and:

(d)	if there has been an increasing adjustment, the recipient must within a reasonable period of receiving the adjustment note pay to the supplier the amount of the increase; or

(e)	if there has been a decreasing adjustment, the supplier must promptly refund to the recipient the amount of the decrease.

Exhibit 10 5 - Form of Consultancy Services.doc	16

19.5.	Reimbursable amounts

If a party is required under this deed to reimburse another party for any loss or expense incurred by that other party, the amount to be reimbursed will be the sum of:

(a)	the amount of the loss or expense, net of any input tax credits to which that other party may be entitled in respect of the loss or expense; and

(b)	if the receipt of the reimbursement is itself a taxable supply, any GST payable in respect of that supply.

19.6.	Withholdings

If the supplier has not provided its Australian Business Number to the recipient, the recipient may withhold from any payment due to the supplier under this deed any amount it is required to withhold by law because of that fact.

20.	ARBITRATION

20.1.	In the event of any dispute, controversy or claim arising from or connected with this deed (including one regarding the existence, validity or termination of this deed or relating to any non-contractual or other obligation arising out of or in connection with this deed) or the consequences of its nullity ("Dispute") failing resolution of the Dispute within twenty one (21) days of the Dispute arising, will be referred to and finally resolved by arbitration under the Australian Centre for International Commercial Arbitration (ACICA) Rules.

20.2.	The arbitral tribunal will consist of one/ arbitrator who must be an Australian lawyer of at least ten years' standing.

20.3.	The seat of the arbitration will be Sydney, Australia, and the language of the arbitration must be English.

20.4.	The costs of the arbitrator will be borne by the Company if the dispute is resolved in favour of the Consultant or by the Consultant if the dispute is resolved in favour of the Company.

21.	ENTIRE AGREEMENT

This deed constitute the entire agreement between the parties relating to the subject matter hereof and supersedes all previous agreements and communications with respect thereto.

22.	EFFECT OF TERMINATION

The termination of this deed howsoever arising does not affect such of the provisions hereof as are expressed to operate or have effect thereafter and is without prejudice to any right of action already accrued by either party in respect of any breach of this deed by the other party.

23.	NOTICES

23.1.	Method of service

Exhibit 10 5 - Form of Consultancy Services.doc	17

A notice under or in connection with this deed must be in writing, in the English language and:

(a)	delivered personally; or

(b)	sent by prepaid post; or

(c)	if being sent to an overseas destination, sent by prepaid airmail; or

(d)	sent by fax; or

(e)	sent by email,

to the party due to receive the notice to its address, fax number or email address (as the case may be) given by the party to the other parties.

23.2.	Deemed service

Unless there is evidence that it was received earlier, a Notice is deemed to have been given (provided it has been sent in accordance with clause 23.1):

(a)	if delivered personally, when left at the relevant address;

(b)	if sent by post to a destination within the same country, 3 Business Days after posting it;

(c)	if sent by airmail to a destination in a different country, 7 Business Days after posting it;

(d)	if sent by fax, when confirmation of its transmission has been recorded by the sender's fax machine; or

(e)	if sent by email, when transmitted by the sender unless the sender receives a message from its internet service provider or the recipient's mail server indicating that it has not been successfully transmitted, but if the delivery or receipt is after 5:00pm on a Business Day or on a day which is not a Business Day, the notice is to be taken as having been received at 9:00am on the next Business Day.

24.	SEVERANCE

In the event of any part of this deed being or becoming void or unenforceable whether due to the provisions of any statute or otherwise then that part is severed from this deed to the intent that all parts that are not or do not become void or unenforceable remain in full force and effect and are unaffected by any severance.

25.	AMENDMENT

This deed may be amended or varied only by agreement in writing signed by the parties. Unless the context otherwise requires, a reference to this deed includes a reference to this deed as amended or varied from time to time.

26.	COUNTERPARTS

This deed may be executed in any number of counterparts, each of which, when executed, is an original. Those counterparts together make one instrument.

Exhibit 10 5 - Form of Consultancy Services.doc	18

27.	PROPER LAW

This deed is be governed by and construed in accordance with the laws of the State of New South Wales and of the laws of the Commonwealth of Australia with respect to the Company and the laws of the State of Pennsylvania with respect to Imperial, without giving effect to any choice of law rules or provisions, in each case applicable from time to time.

28.	COSTS AND STAMP DUTY

The costs of and incidental to the preparation, stamping and execution of this deed and the transactions contemplated by it will be borne by the Company.

29.	NO ASSIGNMENT

The Consultant must not assign its interest in or any part of its interest in the deed to any other entity (“Assignee”) except with the prior written consent of the Company and Imperial, which consent must not be unreasonably withheld. It is unreasonable for the Company and Imperial to withhold its consent if the Assignee: (a) is financially sound; (b) has a demonstrated record of the technical or financial expertise necessary to fully comply with the Company’s obligations under this deed; and (c) is a legal corporate entity in a country to which the Employee has migrated or intends to migrate.

Exhibit 10 5 - Form of Consultancy Services.doc	19

EXCEPTIONAL EVENT PAYMENT SCHEDULE

To the extent permitted by law and the ASX and NASDAQ Listing Rules, the Company must pay the Consultant the "Exceptional Event Payment" on the occurrence of an "Exceptional Event" in accordance with this schedule.

BASIS OF EXCEPTIONAL EVENT PAYMENT

The Company recognises that the Consultant has offered to the Company the opportunity to take a majority working interest in the two projects described below. Even though this agreement may be terminated under the terms and conditions set out under this deed, the Company will remain obligated to assess whether an Exceptional Event Payment is due and payable to the Consultant following each issue of the Company's half year or full year report to ASX. If the Company, acting reasonably, determines that an Exceptional Event Payment is payable, it must pay it to the Consultant as soon as reasonably possible.

EXCEPTIONAL EVENT

An "Exceptional Event" will occur when, acknowledging the efforts of the Consultant, the Company monetises (whether by way of development, sale, joint venture, spin-off, reverse merger or similar transaction) of:

(a)	Oil and gas exploration assets situated in Northern Territory, Australia and held by the Company’s wholly owned subsidiary Imperial Oil & Gas Pty Ltd,; and

(b)	Marcellus and Utica Shale assets situated in the State of New York, United States of America and held by the Company’s subsidiary Empire Energy E&P, LLC,

Then such that benefit received by the Company in respect of the relevant asset (or part thereof) exceeds the book value of the asset (or part thereof) as recorded in the Company's Consolidated Statements of Financial Position (including the Group Companies) immediately before the event, then:

(i)	For (a) above the Company will be solely responsible for any payment under the Exceptional Event; and

(ii)	For (b) above the Company and Imperial will be responsible for any payment under the Exceptional Event on the same proportional basis as set out in Clause 7.9 of this agreement

EXCEPTIONAL EVENT PAYMENT

The Exceptional Event Payment (“EEP”) to the Consultant will be calculated as follows.

EEP = ΔBV * I%

Where:

I%	is percentage (%) specified in the "Exceptional Event Table" below.

ΔBV	is (EEV less BV).

EEV	is the net transaction value (after all costs (including holdings costs), expenses and taxes associated with the transaction) of the relevant asset that is the subject of the Exceptional Event

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BV	is the then existing book value of the relevant asset the subject of the Exceptional Event as per the Company's Consolidated Statements of Financial Position immediately before the Exceptional Event.

%ΔBV	is equal to (ΔBV / BV)%.

Exceptional Event Payment (“EEP”) Table

%ΔBV	I%
<24.99%	0.0%
25% to 99.9%	2.0%
100% to 199.9%	2.5%
200% to 299.9%	3.0%
300% to 399.9%	3.5%
400% to 499.9%	4.0%
>500%	4.5%

Exhibit 10 5 - Form of Consultancy Services.doc	21

SIGNED, SEALED AND DELIVERED AS A DEED

Executed by Empire Energy Group Limited (ACN 002 148 361) in accordance with section 127 of the Corporations Act 2001 (Cth):

Signature of director	Signature of company secretary/director

Full name of director	Full name of company secretary/director

Executed by Imperial Resources, LLC
a Delaware limited liability company:

Signature of Manager	Signature of Secretary/Manager

Full name of director	Full name of Secretary/Manager

Executed by EnergyCap Pty Ltd (ACN 601 893 109) in accordance with section 127 of the Corporations Act 2001 (Cth) by its sole director:

Signature of director	Signature of company secretary/director

Full name of director	Full name of company secretary/director

Signed, sealed and delivered by Bruce William McLeod in the presence of:

Signature of witness	Signature of Bruce William McLeod

Full name of witness

Exhibit 10 5 - Form of Consultancy Services.doc	22

Attachment A

EMPIRE ENERGY GROUP LIMITED (“Company”)

ANNUAL INCENTIVE PLAN THRESHOLDS FOR INCENTIVE PAYMENTS

FROM - 1 JANUARY 2013

This document sets out the basis on which the Consultant is to be paid the Annual Incentive Plan (“AIP”) for the purposes of clause 7.2 of the Consultancy Services Deed between Empire Energy Group Limited ("Company") Imperial Resources, LLC (“Imperial”) and EnergyCap Pty Ltd ("Consultant") and Bruce William McLeod (the "Employee") dated as per the Consultancy Deed to which this is part thereof, ("Consultancy Deed"). Capitalised terms used in this document have the meanings given to them in the Consultancy Deed.

The Company and Imperial will be responsible for any AIP on the same proportional basis as set out in Clause 7.9 of this agreement. The AIP will be paid in cash (“Cash”) or fully paid unrestricted and fully vested shares (“Shares”) ofboth the Company and Imperial, or a combination of both. The Company and the Consultant will agree to the split between the Cash and the Shares. If no mutual decision is made the AIP will be paid 50% Cash and 50% Shares. If the Company and Imperial are unable to issue shares the AIP will be paid 100% Cash.

The number of Shares allocated in respect of the AIP will be based on the value of the AIP divided by the volume weighted average price for shares of the Company and Imperial, if relevant, in the ten (10) trading days immediately prior to the AIP calculation The Shares will vest immediately after they are awarded.

The AIP has two components:

1.	Total Shareholder Return (“TSR”) calculated as set out below, Part A, as at 31 December each year, or on the such date that the Consultancy Deed is terminated under this deed.

2.	Individually assessed incentives paid on achievement of individual key performance indicators, which are in line with Company objectives and are set out below, Part B, C & D.

The award of the AIP is determined by the remuneration committee, as per the formal metrics below. Awards under the AIP outside those determined under the formal metrics may be made at the discretion of the Company and Imperial in the event of exceptional performance. Awards under the AIP (using the formal metrics set out below) are to be determined by the Company and Imperial, (i) on an annual basis at the end of each financial year, for the first time as at December 2013 (with Imperial participating for the first time as at December 2014); or (ii) at an interim date during a financial year on the last business day prior to the termination of the deed. The Company and Imperial will pay to the Consultant the aggregate amount of the AIP as calculated below:

Part A AIP on TSR

AIP is determined by comparison of the Company’s TSR to the TSR of the following companies listed on the recognised securities exchanges for the same period. Where the securities are listed on a foreign securities exchange, the foreign currency rate prevailing on the day of the determination of the TSR will be utilised. Each year, the outlying performers (best two and worst two) will be excluded from the final Comparator List. The amount of the incentive will then be paid based on the Company’s ranking relative to the remaining 20 companies in the Comparator List.

Exhibit 10 5 - Form of Consultancy Services.doc	23

Comparator List

Company	ASX Ticker
Antares Energy Limited	AZZ
Austex Oil Limited	AOK
AWE Limited	AWE
Blue Energy Limited	BUL
Buru Energy Limited	BRU
Carnarvon Petroleum Limited	CVN
Comet Ridge Limited	COI
Cooper Energy Limited	COE
Cue Energy Resources Limited	CUE
Double Eagle, Inc	NASD:DBLE
Entek Energy Limited	ETE
Galilee Energy Limited	GLL
Icon Energy Limited	ICN
Lonestar Resources Limited percentile	LNR
Molopo Energy Limited	MPO
Neon Energy Limited	NEN
Petsec Energy Limited	PSA
Red Fork Energy Limited	RFE
Strike Energy Limited	STX
Sunbird Energy Limited	SNY
Sundance Energy Australia Limited	SEA
Tengasco Inc	NYSE:TGC
US Energy Corp	NASD:USEG
ZaZa Energy Corporation, Inc	NASD:ZAZA

The TSR is calculated including share price growth, dividends and capital returns with adjustments for reconstructions, consolidations, rights and bonus issues. Vesting will occur based on the Company’s ranking within the Comparator List as follows:

Company performance versus Comparator List	TSR as a % of 50% of Annual Fee
0 to 20th percentile	10%
30th percentile	25%
40th percentile	40%
50th percentile	55%
60th percentile	70%
70th percentile	80%
80th percentile	90%
90th percentile	95%
100th percentile	100%

For example – if at the time of TSR calculation the Company performance falls within 40th percentile of the Comparator List, the TSR calculation will be:

50% * Annual Fee * 40% (from above table) = 50% * $796,000 * 40% = $159,200

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Part B AIP on growth in net assets

AIP Payment equal to $20,000 for every 10% (or part thereof) increase in the 2P PV10 valuation of oil and gas assets (as provided under the Annual Economic & Reserve Report prepared by qualified Petroleum Consultants) compared to the Written Down Book Value of Oil and Gas Properties ("BV") as per the Consolidated Statements of Financial Position at the time of review:

For period to 31 December, 2012, (PV10–BV) was:

$138.3mm - $98.0mm = $40.3mm.

Part C AIP on growth in 2P reserves

AIP Payment equal to $20,000 for every 10% (or part thereof) growth in 2P Reserves (as provided under the annual Economic & Reserve Report prepared by qualified Petroleum Consultants):

For the period to 31 December, 2012, 2P Reserves were:

= 11.3 mmBoe.

Part D AIP on growth in EBITDAX

AIP Payment equal to $15,000 for every 5% of increase in EBITDAX from previous base as reported to ASX. (EBITDAX includes will include the net proceeds of any oil and gas properties sold by the Company or Imperial).

For the period to 31 December, 2012, EBITDAX was:

= $12.79mm.

Exhibit 10 5 - Form of Consultancy Services.doc	25